Exhibit (d)(2)

May 27, 2011

CONFIDENTIAL

TPG Capital, L.P.

301 Commerce Street

Suite 3300

Fort Worth, TX 76102

Attention: Ronald Cami, Vice President

Ladies and Gentlemen:

TPG Capital, L.P., a Texas limited partnership (“TPG”), and Immucor, Inc., a Georgia corporation (“Immucor”), each have expressed interest in discussing steps that could lead to a negotiated transaction. TPG and Immucor are hereafter sometimes referred to individually as a “Party” and collectively as the “Parties”.

This letter agreement sets forth the Parties’ agreement and understanding with respect to the disclosure by a Party (the “Disclosing Party”) of certain of its confidential information regarding itself and its businesses to the other Party (the “Receiving Party”). As a condition to the Disclosing Party furnishing the Receiving Party with such information, the Receiving Party agrees to treat any information, whether written or oral, concerning the Disclosing Party (whether prepared by the Disclosing Party, its advisors or otherwise) that is furnished to the Receiving Party, whether before or after the date hereof, by or on behalf of the Disclosing Party regardless of whether such information is identified as “confidential” (herein collectively referred to as the “Evaluation Material”) in accordance with the provisions of this letter agreement and to take or abstain from taking certain other actions herein set forth. The Receiving Party recognizes and acknowledges the competitive value of the Evaluation Material and the damage that could result to the Disclosing Party if any of the Evaluation Material was used or disclosed except as authorized by this letter agreement.

For purposes of this letter agreement, the term “Evaluation Material” includes, without limitation, all notes, files, analyses, compilations, spreadsheets, data, reports, studies, interpretations or other documents relating to (a) technology for use with blood and blood component products, (b) blood grouping, typing and genotyping and related instrumentation, (c) nucleic acid testing of infectious diseases for blood screening and related instrumentation, (d) existing products, products in development, and intellectual property (whether owned or licensed), (e) market sizes, market share, growth potential, market development plans and strategy, (f) financial statements, financial projections and related financial analysis, (g) litigation, investigations and other judicial or administrative proceedings, (h) vendors, suppliers, customers, distributors and other commercial relationships, and (i) any other aspects of the Disclosing Party’s business, furnished to the Receiving Party or its directors, officers, employees, agents, advisors (including, without limitation, attorneys, accountants, consultants and financial advisors) and lenders and other sources of debt or equity financing (collectively, the “Representatives”) or prepared by the Receiving Party or its Representatives to the extent such materials reflect or are based upon, in whole or in part, the Evaluation Material or the Receiving

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May 27, 2011

Party’s review, or interest in, the Disclosing Party. Notwithstanding the foregoing, Ron Labrum shall be deemed to be a Representative of TPG. Notwithstanding the preceding sentence, the term “Evaluation Material” does not include information that (i) is or becomes available to the Receiving Party on a nonconfidential basis from a source other than the Disclosing Party or its Representatives (provided that such source is not, after reasonable inquiry, known to the Receiving Party to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation to, the Disclosing Party or its Representatives that prohibits such disclosure), (ii) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party or its Representatives in violation of this letter agreement, or (iii) has been or is independently developed by the Receiving Party or its Representatives without the use of the Evaluation Material or in violation of the terms of this letter agreement.

1. The Receiving Party hereby agrees that the Evaluation Material will be kept confidential and used solely for the purpose of evaluating and negotiating a possible negotiated transaction between the Parties and/or one or more affiliates and/or subsidiaries of the Parties (a “Possible Transaction”); provided, however, that, subject to the last sentence of this paragraph 1, the Evaluation Material may be disclosed (a) to Representatives who need to know such information for the sole purpose of evaluating and negotiating a Possible Transaction and (b) as the Disclosing Party may otherwise consent in writing. All such Representatives shall be informed by the Receiving Party of the confidential nature of the Evaluation Material and of the terms of this letter agreement, and the Receiving Party shall cause all such Representatives to agree to keep the Evaluation Material strictly confidential and to abide by the terms hereof to the same extent as if they were parties to this letter agreement; provided, however, that the restrictions set forth in paragraphs 6 and 7 shall not apply to the Receiving Party’s agents and advisors (including, without limitation, attorneys, accountants, consultants and financial advisors). The Receiving Party agrees to be responsible for any breaches of, or failures to comply with, any of the provisions of this letter agreement by it or any of its Representatives, provided that the Receiving Party shall not be responsible for any of its Representatives that have entered into, or that subsequently enter into, any separate confidentiality agreement with the Disclosing Party containing provisions mutually acceptable to the parties thereto. The Receiving Party further agrees that the Disclosing Party reserves the right to adopt additional specific procedures to protect the confidentiality of certain sensitive Evaluation Material, provided that the Receiving Party shall not be obligated to comply with such procedures until such time as the Disclosing Party has provided the Receiving Party with written notice of such procedures. Notwithstanding anything in this letter agreement to the contrary (including the definition of “Representatives”), the Receiving Party hereby agrees that it will not, and will cause its Representatives not to, (i) contact or check conflicts with any potential lenders or other sources of debt or equity financing with respect to the Possible Transaction or (ii) directly or indirectly, share the Evaluation Material with or enter into any agreement, arrangement or understanding, or any discussions which could reasonably be expected to lead to such an agreement, arrangement or understanding, with any potential lenders or other sources of debt or equity financing, in each case without the prior written consent of Immucor and only upon such person executing a confidentiality agreement in favor of Immucor with terms and conditions satisfactory to Immucor.

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May 27, 2011

2. Without the prior written consent of the other Party, except as required by applicable law, regulation, legal process or stock exchange regulations (in which case the Party seeking to make such disclosure will use its reasonable best efforts to notify the other Party in advance of such proposed disclosure), neither Party will, and each Party will cause its Representatives not to, disclose to any person (a) the fact that investigations, discussions or negotiations are taking place or have taken place concerning a Possible Transaction, (b) any of the terms, conditions or other facts with respect to any such Possible Transaction, including the status thereof or the fact that the other Party is considering or has considered such a Possible Transaction, or (c) that this letter agreement exists, or that Evaluation Material has been requested or made available to it or its Representatives. The term “person” as used in this letter agreement shall be interpreted broadly to include any corporation, company, governmental agency or body, entity, partnership, group or individual.

3. Each Party hereby acknowledges that it and its Representatives are aware that the United States securities laws generally prohibit any person who has material, non-public information concerning a company from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

4. Notwithstanding the foregoing, in the event the Receiving Party or any of its Representatives receives a request or is required by applicable law, regulation or legal process (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose all or any part of the Evaluation Material, the Receiving Party or its Representatives, as the case may be, agree to (a) promptly notify the Disclosing Party of the existence, terms and circumstances surrounding such request or requirement (to the extent such notification is legally permitted), (b) consult with the Disclosing Party on the advisability of taking legally available steps to resist or narrow such request or requirement, and (c) assist the Disclosing Party, at the Disclosing Party’s expense, in seeking a protective order or other appropriate remedy (if the Disclosing Party chooses to seek such an order or remedy, in its sole discretion). In the event that such protective order or other remedy is not sought or obtained, the Receiving Party or its Representatives, as the case may be, may disclose only that portion of the Evaluation Material which the Receiving Party or its Representatives, as the case may be, are advised by outside counsel in writing is legally required to be disclosed, and the Receiving Party or its Representatives shall exercise reasonable best efforts to obtain assurance that confidential treatment will be accorded such Evaluation Material.

5. Unless otherwise agreed to by the Parties in writing, (a) all communications regarding the Possible Transaction will be submitted or directed exclusively to the individuals set forth in Exhibit A to this letter agreement and (b) each Party agrees not to directly or indirectly contact or communicate with any other executive or employee of the other Party concerning a Possible Transaction or to seek any information in connection therewith from any such person.

6. Each Party agrees that, for a period of eighteen months after the date hereof, neither it nor any of its affiliates (including its related or managed portfolio companies

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and managers) who in each case have received Evaluation Material of the other Party or who such Party or such Party’s Representatives have made aware of a Possible Transaction will, directly or indirectly, solicit for employment or employ, or cause to leave the employ of the other Party, any individual serving as (a) an officer of the other Party, or (b) any employee of the other Party with whom a Party has had substantive contact, or who is specifically identified to a Party, during a Party’s investigation of such other Party and its business, in each case without obtaining the prior written consent of the other Party; provided, however, that the foregoing provision shall not preclude a Party or such of its affiliates from making good faith generalized solicitations for employees (not targeted at employees of the other Party or any of its controlled affiliates) through advertisements or search firms and hiring any persons solely resulting through such solicitations provided that neither such Party nor any of its Representatives encourages or advises such firm to approach any such employee.

7. TPG agrees that, for a period that is the shorter of (a) eighteen (18) months after the date hereof or (b) twelve (12) months after the date on which discussions between the Parties regarding a Possible Transaction cease, neither it nor any of its directors, officers, employees or affiliates (including its related or managed portfolio companies and managers which have received Evaluation Material of Immucor or which have been made aware of a Possible Transaction by TPG or TPG’s Representatives) will, unless specifically invited in writing by the board of directors of Immucor, acting by resolution approved by a majority of all members of the board, directly or indirectly, in any manner (TPG’s obligations pursuant to this paragraph being, the “Standstill”): (a) acquire, offer or propose to acquire, solicit an offer to sell or agree to acquire, directly or indirectly, alone or in concert with others, by purchase or otherwise, any direct or indirect beneficial interest in any voting or other securities or direct or indirect rights, warrants or options to acquire, or securities convertible into or exchangeable for, any voting or other securities of Immucor or any of its subsidiaries (collectively, the “Company”), (b) make, or in any way participate in, directly or indirectly, alone or in concert with others, any “solicitation” of “proxies” to vote (as such terms are used in the proxy rules of the Securities and Exchange Commission promulgated pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), whether subject to or exempt from the proxy rules, or seek to advise or influence in any manner whatsoever any person or entity with respect to the voting of any voting securities of the Company, (c) form, join or any way participate in a “group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to any voting or other securities of the Company, (d) acquire, offer to acquire or agree to acquire, directly or indirectly, alone or in concert with others, by purchase, exchange or otherwise, (i) any of the assets, tangible and intangible, of the Company or (ii) direct or indirect rights, warrants or options to acquire any assets of the Company, (e) arrange, or in any way participate, directly or indirectly, in any financing for the purchase of any voting or other securities or securities convertible or exchangeable into or exercisable for any voting or other securities or assets of the Company, (f) otherwise act, alone or in concert with others, to seek to propose to the Company or any of its shareholders any merger, business combination, share exchange, consolidation, sale, restructuring, reorganization, recapitalization or other transaction involving the Company or otherwise seek, alone or in concert with others, to control, change or influence the management, board of directors or policies of the Company or nominate any person as a director who is not

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nominated by the then incumbent directors, or propose any matter to be voted upon by the shareholders of the Company, (g) make any request or proposal to amend, waive or terminate any provision of this Standstill or seek permission to or make any public announcement with respect to any provision of the Standstill, or (h) announce an intention to do, or enter into any arrangement or understanding with others to do, any of the actions restricted or prohibited under clauses (a) through (g) of this Standstill, or take any action that would reasonably be expected to result in the Company having to make a public announcement regarding any of the matters referred to in clauses (a) through (g) of the Standstill. For the avoidance of doubt, TPG’s related or managed portfolio companies and managers which have not received Evaluation Material of Immucor and which have not been made aware of a Possible Transaction by TPG or TPG’s Representatives shall be deemed not to be affiliates of TPG for purposes of the immediately preceding sentence.

8. This letter agreement does not constitute or create any obligation on the part of either Party or its Representatives to provide any particular Evaluation Material to the other Party. Although the Disclosing Party has endeavored to include in the Evaluation Material information known to it which it believes to be relevant for the purpose of the Receiving Party’s investigation, the Receiving Party understands and acknowledges that none of the Disclosing Party or its affiliates or Representatives have made or make any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material. The Receiving Party agrees that none of the Disclosing Party or its affiliates or Representatives shall have any liability to the Receiving Party or any of its Representatives resulting from the selection, use or content of the Evaluation Material by the Receiving Party or its Representatives.

9. Upon the Disclosing Party’s written request, the Receiving Party shall, and shall cause its Representatives to, promptly, and in any event within ten business days after such request, deliver to the Disclosing Party or, at the Receiving Party’s option, destroy all written Evaluation Material and any other written materials constituting Evaluation Material without retaining, in whole or in part, any copies, extracts or other reproductions (whatever the form or storage medium) of such materials, and shall certify the return or the destruction (as the case may be) of such materials in writing to the Disclosing Party; provided, however, that the decision of whether to deliver to the Disclosing Party or destroy any written Evaluation Material furnished by or on behalf of the Disclosing Party relating to any litigation or Department of Justice, FDA or other government investigation, action or inquiry (“Restricted Evaluation Material”) shall be at the option of the Disclosing Party. To the extent any Evaluation Material (or Restricted Evaluation Material) has been incorporated into materials developed by the Receiving Party or its Representatives, the Receiving Party shall, and shall ensure that its Representatives, destroy such materials promptly, and in any event within ten business days after the Disclosing Party’s written request to destroy such materials. Notwithstanding the foregoing, (i) the Receiving Party and its Representatives that are attorneys, financial advisors, accounting firms, lenders or other consultants may retain, solely for compliance purposes, copies of the Evaluation Material if such party determines after consulting with counsel that such retention is necessary to comply with law or regulation and (ii) the Receiving Party and its Representatives shall not be required to use more than commercially reasonable efforts to expunge any Evaluation Material stored

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electronically on back up servers that are routinely overwritten. Notwithstanding the return or destruction of the Evaluation Material, the Receiving Party and its Representatives will continue to be bound by their obligations under this letter agreement during the term hereof.

10. Each Party acknowledges and agrees that money damages would not be a sufficient remedy for any breach (or threatened breach) of this letter agreement by the other Party or such other Party’s affiliates or Representatives and that, in the event of any breach or threatened breach hereof, (a) the non-breaching Party shall be entitled to injunctive and other equitable relief, without proof of actual damages, (b) the breaching Party shall not plead in defense thereto that there would be an adequate remedy at law, and (c) the breaching Party agrees to waive, and to use its reasonable best efforts to cause its Representatives to waive, any applicable right or requirement that a bond be posted by the non-breaching Party. Such remedies shall not be the exclusive remedies for a breach of this letter agreement, but will be in addition to all other remedies available at law or in equity.

11. Each Party agrees that unless and until a definitive agreement between the Parties with respect to a Possible Transaction has been executed and delivered, neither Party nor any Representative of either Party will be under any legal obligation of any kind whatsoever by virtue of this or any written or oral expression with respect to any Possible Transaction except, in the case of this letter agreement, for the matters specifically agreed to herein, and each Party hereby waives, in advance, any claims (including, without limitation, breach of contract) in connection with any Possible Transaction. For purposes of this letter agreement, the term “definitive agreement” does not include an executed letter of intent or any other preliminary written agreement (including drafts or other documents that are exchanged relating to a Possible Transaction), nor does it include any oral acceptance of an offer or bid by either Party. The agreement set forth in this paragraph may be modified or waived only pursuant to a separate writing (a) expressly so modifying or waiving such agreement and (b) executed by the Parties.

12. If any term or provision of this letter agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms and provisions of this letter agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

13. No waiver of any provision of this letter agreement, or of a breach hereof, shall be effective unless it is expressly stated in a writing signed by the Party waiving the provision or the breach hereof. No waiver of a breach of this letter agreement (whether express or implied) shall constitute a waiver of a subsequent breach hereof. Each Party understands and agrees that no failure or delay by the other Party in exercising any right, power or privilege under this letter agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any right, power or privilege hereunder.

14. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York.

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May 27, 2011

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15. This letter agreement shall be binding upon the Parties and upon their respective successors and permitted assigns. Neither Party is permitted to assign any of its rights or delegate any of its duties under this letter agreement without the prior written consent of the other Party, and any attempt to do so without such consent shall be void.

16. This letter agreement shall expire and cease to have any force or effect on the earlier of (a) the date that is the second anniversary of the date of this letter agreement and (b) the date on which the Possible Transaction is consummated.

17. Effective as of the date first set forth above, this letter agreement supersedes and replaces the prior Confidentiality Agreement between the Parties dated May 5, 2011.

18. This letter agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same agreement. One or more counterparts of this letter agreement may be delivered by telecopier or PDF electronic transmission, with the intention that they shall have the same effect as an original counterpart hereof.

19. Immucor agrees that neither Immucor nor any of its Representatives will share with any other person (including, without limitation, any other potential participants in a transaction similar to the Possible Transaction) any analysis or other work product prepared by TPG or any of its Representatives in connection with the Possible Transaction.

Very truly yours,

Immucor, Inc.

By:	/s/ Philip H. Moise
Philip H. Moise
EVP & General Counsel

TPG Capital, L.P.

May 27, 2011

Confirmed and Agreed to:

TPG Capital, L.P.
By:	TPG Capital Advisors, LLC

By:	/s/ Ronald Cami
Name:	Ronald Cami
Title:	Vice President

Date:	May 27, 2011